EXHIBIT 99.1

Contact
Massa B. Cressall
Phone: (441) 278-0988
Email: mcressall@endurance.bm

ENDURANCE SPECIALTY HOLDINGS EARNS $103 MILLION OPERATING INCOME IN 1ST QUARTER OF 2005; DECLARES QUARTERLY DIVIDEND OF $0.25 PER SHARE

PEMBROKE, Bermuda – April 27, 2005 – Endurance Specialty Holdings Ltd. (NYSE:ENH), today reported net income of $96.3 million or $1.45 per diluted share for the first quarter of 2005 versus net income of $100.9 million or $1.47 per diluted share in the first quarter of 2004. In the first quarter of 2005, operating income, which excludes after-tax realized investment gains and losses and foreign exchange gains and losses, was $102.7 million or $1.55 per diluted share versus $98.7 million or $1.44 per diluted share in the first quarter of 2004. Annualized operating return on average equity was 21.9% during the first quarter of 2005.

Kenneth J. LeStrange, Chairman and Chief Executive Officer, commented, “Endurance produced another strong financial result for our shareholders this quarter. Despite varied and challenging market conditions, we have remained disciplined, focused and opportunistic. We are proud to have generated another outstanding return on equity this quarter that was well ahead of our stated guidance, and to have grown book value significantly year over year. With our diversified book of business, the strength of our balance sheet and our commitment to profitable underwriting, we are well positioned to produce strong returns for our owners over the short and long term.”

Gross premiums written were $702.5 million for the quarter ended March 31, 2005, a decrease of 2.5% from the $720.6 million in gross premiums written for the first quarter of 2004. Earned premiums in the quarter were $437.6 million, an increase of 5.2% from the first quarter of 2004.

Gross premiums written in 2005 did not include $85.6 million in premiums from a small number of quota share contracts that were written in the first quarter of 2005. Endurance chose to account for these quota share contracts under the deposit method of accounting. While not underwritten as finite risk reinsurance, these contracts contained adjustable features, primarily sliding scale ceding commissions and profit sharing commissions, which Endurance believes are more properly characterized under the deposit method of accounting based upon a conservative interpretation of FAS 113. Under the deposit method of accounting, revenues and expenses from reinsurance contracts are not recognized as written premium and incurred losses; rather, the profits from these contracts are recognized net as other underwriting income or investment income over the contract or expected claim payment periods.

The combined ratio was 84.9% in the first quarter of 2005 compared to 81.6% in the first quarter of 2004. The loss ratio was 57.4% in the quarter compared to 53.4% in the first quarter of 2004. During the first quarter the Company incurred moderate losses from a number of events, including flooding due to winter storm Erwin that struck Northern Europe in early January, landslides in California and an industrial fire in Canada. In particular, these events adversely affected our Property Individual Risk and Aerospace and other Specialty Lines segments and added $21.1 million to losses.

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The Company benefited from $46.0 million in net favorable reserve development for the first quarter of 2005 from prior years, compared to $19.4 million in the first quarter of 2004. This reduction in the Company’s estimated losses for prior years was largely driven by lower than anticipated frequency in the Property Per Risk Treaty Reinsurance and Property Catastrophe Reinsurance segments.

Investment income was $40.0 million in the first quarter of 2005, an increase of 62.2% from the $24.7 million of investment income in the first quarter of 2004, reflecting a significant build-up of invested assets and a rise in interest rates over the past year.

In the first quarter of 2005, Endurance repurchased 755,814 shares for $26.7 million.

At March 31, 2005, the Company’s GAAP shareholder’s equity was $1.9 billion or $28.23 per diluted share, up 10.7% from March 31, 2004.

Total assets were $5.7 billion and cash and invested assets were $4.1 billion, an increase of 36.0% from the quarter ended March 31, 2004. Net operating cash flow was $220.1 million for the quarter versus $269.8 million at March 31, 2004.

Endurance also announced that its Board of Directors declared a quarterly dividend of $0.25 per share payable on its ordinary shares. The dividend will be payable on June 30, 2005 to the shareholders of record on June 16, 2005.

Endurance will host a conference call on Thursday, April 28, 2005 at 10:00 AM Eastern to discuss its financial results. The conference call can be accessed via telephone by dialing (800) 949-2165 (toll-free) or (312) 461-9314 (international). A telephone replay of the conference call will be available through May 11, 2005 by dialing (888) 203-1112 (toll-free) or (719) 457-0820 (international) and entering the pass code: 3324354.

The public may access a live broadcast of the conference call at the “Investors” section of Endurance’s website, www.endurance.bm.

A copy of the Company’s financial supplement for the first quarter of 2005 will be available on the Company’s website at http://www.endurance.bm shortly after the release of earnings.

Operating income and annualized operating return on average equity are non-GAAP measures. A reconciliation of these measures to net income is provided on the attached table entitled “Reconciliation”.

About Endurance Specialty Holdings

Endurance Specialty Holdings Ltd. is a global provider of property and casualty insurance and reinsurance. Through its operating subsidiaries, Endurance currently writes property per risk treaty reinsurance, property catastrophe reinsurance, casualty treaty reinsurance, property individual risks, casualty individual risks, and other specialty lines. Endurance’s operating subsidiaries have been assigned a group rating of A (Excellent) from A.M. Best, A2 by Moody’s and A- from Standard & Poor’s. Endurance’s headquarters are located at Wellesley House, 90 Pitts Bay Road, Pembroke HM 08, Bermuda and its mailing address is Endurance Specialty Holdings Ltd., Suite No. 784, No. 48 Par-la-Ville Road, Hamilton HM 11, Bermuda. For more information about Endurance, please visit http://www.endurance.bm.

Safe Harbor for Forward-Looking Statements

Some of the statements in this press release may include forward-looking statements which reflect our current views with respect to future events and financial performance. Such statements may include forward-looking statements both with respect to us in general and the insurance and reinsurance sectors specifically, both as to underwriting and investment matters. Statements which include the words “expect,” “intend,” “plan,” “believe,” “project,” “anticipate,” “seek,” “will,” and similar statements of a future or forward-looking nature identify forward-looking statements in this press release for purposes of the U.S. federal securities laws or otherwise. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in the Private Securities Litigation Reform Act of 1995.

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All forward-looking statements address matters that involve risks and uncertainties. Accordingly, there are or may be important factors that could cause actual results to differ from those indicated in the forward-looking statements. These factors include, but are not limited to, competition, possible terrorism or the outbreak of war, the frequency or severity of unpredictable catastrophic events, changes in demand for insurance or reinsurance, rating agency actions, uncertainties in our reserving process, a change in our tax status, acceptance of our products, the availability of reinsurance or retrocessional coverage, retention of key personnel, political conditions, changes in accounting policies, changes in general economic conditions and other factors described in our Annual Report on Form 10-K for the year ended December 31, 2004.

Forward-looking statements speak only as of the date on which they are made, and we undertake no obligation publicly to update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

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ENDURANCE SPECIALTY HOLDINGS LTD.

CONSOLIDATED BALANCE SHEETS

AT MARCH 31, 2005 AND DECEMBER 31, 2004

(in thousands of United States dollars, except per share amounts)

	March 31, 2005	December 31, 2004
Assets
Cash and cash equivalents	$273,785	$271,143
Fixed maturity investments available for sale, at fair value	3,673,191	3,578,174
Investments in other ventures, under equity method	108,536	91,036
Premiums receivable, net	847,327	545,352
Deferred acquisition costs	238,182	195,419
Securities lending collateral	404,673	407,527
Prepaid reinsurance premiums	5,990	5,248
Losses recoverable	12,434	12,203
Accrued investment income	32,166	28,378
Intangible assets	42,364	47,107
Other assets	56,440	44,251
Total Assets	$5,695,088	$5,225,838

Liabilities
Reserve for losses and loss expenses	$1,706,957	$1,549,661
Reserve for unearned premiums	1,157,973	897,605
Deposit liabilities	56,108	—
Reinsurance balances payable	67,319	70,507
Securities lending payable	404,673	407,527
Debt	391,286	391,280
Other liabilities	28,132	46,803
Total Liabilities	3,812,448	3,363,383

Shareholders’ Equity
Common shares
60,579 issued and outstanding (2004 – 61,255)	60,579	61,255
Additional paid-in capital	1,091,722	1,111,633
Accumulated other comprehensive (loss) income	(662)	39,473
Retained earnings	731,001	650,094
Total Shareholders’ Equity	1,882,640	1,862,455

Total Liabilities and Shareholders’ Equity	$5,695,088	$5,225,838

Book Value per Common Share
Dilutive common shares outstanding	66,681	66,729
Diluted book value per common share	$28.23	$27.91

Note: All financial information contained herein is unaudited, except the balance sheet data for the year ended December 31, 2004, which was derived from the Company’s audited financial statements.

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ENDURANCE SPECIALTY HOLDINGS LTD.

CONSOLIDATED STATEMENTS OF INCOME

FOR THE QUARTERS ENDED MARCH 31, 2005 AND MARCH 31, 2004

(in thousands of United States dollars, except per share amounts)

	Quarter Ended March 31, 2005	Quarter Ended March 31, 2004
Revenues
Gross premiums written	$702,491	$720,631

Net premiums written	$699,178	717,007
Change in unearned premiums	(261,580)	(301,181)

Net premiums earned	437,598	415,826
Net investment income	40,011	24,675
Net realized (losses) gains on sales of investments	(4,453)	5,176
Other underwriting income	171	—
Total revenues	473,327	$445,677

Expenses
Losses and loss expenses	251,059	222,009
Acquisition expenses	86,775	85,518
General and administrative expenses	33,546	31,767
Amortization of intangibles	1,220	944
Net foreign exchange losses	2,421	3,159
Interest expense	5,471	828
Total expenses	380,492	344,225

Income before income taxes	92,835	101,452
Income tax benefit (expense)	3,424	(580)
Net income	$96,259	$100,872

Per share data

Weighted average number of common and common equivalent shares outstanding:
Basic	61,292	64,084
Diluted	66,166	68,555
Basic earnings per share	$1.57	$1.57
Diluted earnings per share	$1.45	$1.47

Note: All financial information contained herein is unaudited, except the balance sheet data for the year ended December 31, 2004, which was derived from the Company’s audited financial statements.

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ENDURANCE SPECIALTY HOLDINGS LTD.

CONSOLIDATED FINANCIAL RATIOS

FOR THE QUARTERS ENDED MARCH 31, 2005 AND MARCH 31, 2004

	Quarter Ended March 31, 2005	Quarter Ended March 31, 2004
GAAP Ratios
Loss ratio	57.4%	53.4%
Acquisition expense ratio	19.8%	20.6%
General and administrative expense ratio	7.7%	7.6%
Combined ratio	84.9%	81.6%

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ENDURANCE SPECIALTY HOLDINGS LTD.

RECONCILIATION

FOR THE QUARTERS ENDED MARCH 31, 2005 AND MARCH 31, 2004

(in thousands of United States dollars)

The following is a reconciliation of the Company’s net income to operating income and annualized operating return on average equity (both of which are non-GAAP measures) for the three months ended March 31, 2005 and 2004:

	Quarter Ended March 31, 2005	Quarter Ended March 31, 2004
Net Income	$96,259	$100,872
Add (Less) after-tax items:
Net foreign exchange losses	2,292	2,415
Net realized losses (gains) on investments	4,122	(4,602)
Operating Income	$102,673	$98,685

Average equity [a]	$1,872,548	$1,703,959

Operating return on average equity	5.5%	5.8%
Annualized operating return on average equity	21.9%	23.2%

[a]	Average equity is calculated as the arithmetic average of the beginning and ending equity balances for the stated period.

In presenting the Company’s results, management has included and discussed certain non-GAAP measures. Management believes that these non-GAAP measures, which may be defined differently by other companies, better explain the Company’s results of operations in a manner that allows for a more complete understanding of the underlying trends in the Company’s business. However, these measures should not be viewed as a substitute for those determined in accordance with GAAP.

Operating income is an internal performance measure used by the Company in the management of its operations. Operating income represents after-tax operational results excluding, as applicable, after-tax net realized capital gains or losses and after-tax net foreign exchange gains or losses because the amount of these gains or losses is heavily influenced by, and fluctuates in part, according to the availability of market opportunities. The Company believes these amounts are largely independent of its business and underwriting process and including them distorts the analysis of trends in its operations. In addition to presenting net income determined in accordance with GAAP, the Company believes that showing operating income enables investors, analysts, rating agencies and other users of its financial information to more easily analyze the Company’s results of operations in a manner similar to how management analyzes the Company’s underlying business performance. Operating income should not be viewed as a substitute for GAAP net income.

The Company presents return on equity as a measure that it is commonly recognized as a standard of performance by investors, analysts, rating agencies and other users of its financial information.

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